Exhibit 99.1

Agilent Names Adam S. Elinoff as Chief Financial Officer

SANTA CLARA, Calif., Oct. 27, 2025 – Agilent Technologies Inc. (NYSE: A) today announced the appointment of Adam S. Elinoff as chief financial officer, effective Nov. 17.

Elinoff brings two decades of financial experience spanning corporate finance, investor relations, strategy and business transformation, and has a proven record of driving enterprise-wide transformations, optimizing financial operations and scaling global capabilities.

He joins Agilent from Amgen, a worldwide pioneer in biotechnology, where he advanced through a series of finance, strategy and transformation leadership roles over a total of 19 years, most recently serving as vice president of finance and treasurer.

“We are thrilled to welcome Adam to the Agilent team and look forward to partnering with him as we build on our momentum and execute our financial priorities,” said Padraig McDonnell, Agilent president and CEO. “Adam’s expertise in strategic planning and M&A and his commitment to cross-functional collaboration will be invaluable as we accelerate Agilent’s Ignite Operating System. We are confident his industry experience and leadership will help us deliver even greater innovation and value creation for our customers and shareholders.”

“On behalf of the Agilent Board and management team, I would also like to thank Rodney Gonsalves for his leadership and service as interim chief financial officer,” he said. “Rodney will continue in his role as corporate controller and principal accounting officer.”

“Agilent is a global leader and powerhouse of innovation in life sciences, diagnostics, and applied markets, and it is a privilege to join as the company’s next CFO — especially at this exciting time for the company,” Elinoff said. “I’m eager to hit the ground running, working closely with Padraig and the rest of the executive team as we build on Agilent’s strong foundation and help accelerate the company’s next chapter of success.”

In addition to his recent finance roles at Amgen, Elinoff previously served as regional CFO for Europe, the Middle East, Africa, Latin America, and Canada for Amgen in Switzerland, overseeing finance and analytics teams across 67 markets and managing a $6 billion P&L. During his tenure, he delivered significant revenue and profitability growth, streamlined regional operations, and established the Amgen Capability Center in Portugal. Elinoff’s career at Amgen also includes leadership roles in corporate financial planning and analysis, global business services, corporate strategy, and R&D finance.

Before joining Amgen, Elinoff held finance-leadership positions at Shire Pharmaceuticals and International Rectifier. He began his career as a small-enterprise-development volunteer with the Peace Corps in Senegal, where he established microcredit programs for entrepreneurs in underserved regions.

Elinoff holds a Bachelor of Arts in Economics from Hamilton College and an MBA from Arizona State University’s W. P. Carey School of Business.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.51 billion in fiscal year 2024 and employs approximately 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to our Newsroom. Follow Agilent on LinkedIn and Facebook.

Contacts

INVESTOR CONTACT:

Tejas Savant

+1 917-574-4018

tejas.savant@agilent.com

MEDIA CONTACT:

Kate Coyle

+1 302-633-7490

kate.coyle@agilent.com

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